Item 77B:Attachment
Accountant's report on internal control

REPORT OF INDEPENDENT ACCOUNTANTS
ON INTERNAL ACCOUNTING CONTROLS


To the Shareholders and
Board of Directors of
Advance Capital I, Inc.

In planning and performing our audit of the financial statements and financial highlights of Advance Capital I, Inc. (being comprised of Equity Growth Fund, Bond Fund, Balanced Fund, Retirement Income
Fund and Cornerstone Stock Fund and hereafter referred to as the "Fund") for the year ended December 31, 1998 we considered the Fund's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purposes of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. These controls include the safeguarding of assets against unauthorized acquisitions, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of management, the Trustees and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
February 5, 1999